Exhibit 107
Calculation of Filing Fee Table(1)
424(b)(2)
(Form Type)
Arizona Public Service Company
(Exact Name of Registrant as Specified in its Charter)
Table 1: Newly Registered Securities
	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Newly Registered Securities
Fees to Be Paid	Debt	5.55% Notes due 2033	Rule 457(r)	$500,000,000	99.855%	$499,275,000	$110.20 per $1,000,000	$55,021
Fees Previously Paid	—	—	—	—	—	—		—
	Total Offering Amounts					$499,275,000		$55,021
	Total Fees Previously Paid							—
	Total Fee Offsets							—
	Net Fee Due							$55,021

(1)
These “Calculation of Filing Fee Tables” shall be deemed to update the “Calculation of Registration Fee” table in Arizona Public Service Company’s Registration Statement on Form S-3 (File No. 333-253889-01), which was filed on March 4, 2021. The prospectus supplement to which this exhibit is attached is a final prospectus for the related offering.